Exhibit 21.01

LOEWS CORPORATION

Subsidiaries of the Registrant

December 31, 2006

Organized Under
Name of Subsidiary	Laws of		Business Names

CNA Financial Corporation	Delaware	)
The Continental Corporation	New York	)	CNA Insurance
Continental Casualty Company	Illinois	)

Lorillard, Inc.	Delaware	)	Lorillard
Lorillard Tobacco Company	Delaware	)

Diamond Offshore Drilling, Inc.	Delaware	)	Diamond Offshore
Drilling, Inc.

The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.